Exhibit 99.1

SOAR Technology Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

NEW YORK - September 15, 2021 - SOAR Technology Acquisition Corp. (the “Company”), a special purpose acquisition company, announced today the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will trade under the ticker symbol “FLYA.U” beginning September 16, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “FLYA” and “FLYA.WT,” respectively. The initial public offering is expected to close on September 20, 2021, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

SOAR Technology Acquisition Corp., led by Joe Poulin through his family office, JPK Capital, Inovia Growth II Funds and Peter Kern, is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction with one or more businesses or entities in the greater technology or tech-enabled industries.

J.P. Morgan Securities LLC, RBC Capital Markets, LLC and BTIG LLC are acting as joint book-running managers in the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from:

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue,Edgewood, New York 11717; Telephone: 1-866-803-9204; E-mail: prospectus-eq_fi@jpmchase.com.

•	RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281; Telephone: 1-877-822-4089; Email: equityprospectus@rbccm.com.

•	BTIG LLC, 65 East 55th Street, New York, New York 10022; Telephone: 1-212-593-7510. Email: ProspectusDelivery@btig.com.

A registration statement relating to the securities became effective on September 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact

Rory Shepard

SOAR Technology Acquisition Corp.

rory.shepard@soartechnologyacq.com